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                         MAFCO CONSOLIDATED GROUP INC.

                                             Issuer

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                              AMENDMENT NO. 1 TO
                        VALUE SUPPORT RIGHTS AGREEMENT

                         Dated as of December 20, 1996

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                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                                             Trustee

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     AMENDMENT NO. 1 (this "Amendment"), dated as of December 20, 1996, to the
VALUE SUPPORT RIGHTS AGREEMENT (the "VSR Agreement"), dated as of November 25, 1996, by and between MAFCO CONSOLIDATED GROUP INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as trustee (the "Trustee").

     RECITALS OF THE COMPANY

     WHEREAS, the Company and the Trustee are parties to the VSR Agreement pursuant to which the Company issued 23,156,502 Value Support Rights (the "Securities"; capitalized terms used herein and not defined shall have the meanings given them in the VSR Agreement");

     WHEREAS, pursuant to the Purchase Agreement by and among the Company, PCT, and Purchaser, the Company agreed to sell to Purchaser all of the outstanding common stock of Flavors Holdings Inc., a Delaware corporation, and the Company agreed to issue to Purchaser the Securities;

     WHEREAS, on November 14, 1996, the Board of Directors of Purchaser approved the distribution of the Securities to PCT;

     WHEREAS, on November 5, 1996, the Company entered into a Memorandum of Understanding (the "Memorandum of Understanding") relating to certain stockholder litigation brought in connection with the Purchase Agreement and the VSR Agreement;

     WHEREAS, Section 6.1 of the VSR Agreement, "Amendments Without Consent of Holders," provides that the Company and the Trustee, at any time and from time to time, may enter into one or more amendments to the VSR Agreement, without the consent of the Holders of Securities, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Trustee shall consider to be for the protection of the Holders of the Securities;

     WHEREAS, the Company desires to amend certain terms of the VSR Agreement in order to reflect the Memorandum of Understanding;

     NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is covenanted and

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agreed, for the equal and proportionate benefit of all Holders of the
Securities, as follows:

                                   AGREEMENT

     1. Each of the Company and the Trustee agrees that the following provisions and exhibits of the VSR Agreement be and they hereby are amended pursuant to Section 6.1 of the VSR Agreement as set forth below.

     (a) Section 3.1(g) is hereby amended by replacing the words "have an interest rate and redemption provisions determined in good faith by the Board of Directors of the Company to result in such debt having in the opinion of an Independent Financial Expert a market value as of the date of issuance on a fully distributed basis equal to 100% of its principal amount. Such determination of the Board of Directors will be supported by a written opinion delivered to the Board of Directors by an Independent Financial Expert" beginning on line fifteen with the following:

          ", in the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Rothschild Inc. ("Rothschild"), have an interest rate and redemption provisions designed to result in such debt having a market value on a fully distributed basis on the date of issuance equal to 100% of its principal amount; provided, however, that in the event that Morgan Stanley and Rothschild are unable to agree, a nationally recognized investment banking firm shall be chosen by such two firms (the "Independent Firm") to render its opinion with respect to the foregoing, and, in such event, at the Company's option, either the opinion of Rothschild or the opinion of the Independent Firm shall be controlling. In addition, such debt shall receive an initial rating of at least B+ from Moody's Investors Service or B1 from Standard & Poors. The reasonable fees and expenses of Rothschild and, if applicable the Independent Firm, incurred in connection with the valuation of such debt, as set forth above, shall be paid by the Company."

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     (b)  Exhibit A of the VSR Agreement is hereby amended by replacing the paragraph labeled "Interest; Redemption" in its entirety with the following:

"Interest; Redemption:  The Notes will have, in the opinion of Morgan Stanley &
                        Co. Incorporated ("Morgan Stanley") and Rothschild Inc. ("Rothschild"), an interest rate and redemption provisions designed to result in such debt having a market value on a fully distributed basis on the date of issuance equal to 100% of its principal amount; provided, however, that in the event that Morgan Stanley and Rothschild are unable to agree, a nationally recognized investment banking firm shall be chosen by such two firms (the "Independent Firm") to render its opinion with respect to the foregoing, and, in such event, at the Company's option, either the opinion of Rothschild or the opinion of the Independent Firm shall be controlling.

Rating: The Notes shall receive an initial rating of at least B+ from Moody's Investors Service or B1 from Standard & Poors."

     2. Except as amended hereby, the VSR Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and the year first above written.

                                       MAFCO CONSOLIDATED GROUP INC.

                                       By: /s/ Glenn P. Dickes
                                           Name:  Glenn P. Dickes
                                           Title: Vice President

                                       AMERICAN STOCK TRANSFER & TRUST COMPANY, as Trustee

                                       By: /s/ Joseph F. Wolf
                                           Name:  Joseph F. Wolf
                                           Title: Vice President

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